Exhibit 12.1


                                October 18, 1995



Federated Exchange Fund, Ltd.
Federated Investors Tower
Pittsburgh, Pennsylvania  15222-3779


Federated Exchange Fund, Ltd.
Conversion to Federated Capital Appreciation Fund

Gentlemen:

          We have acted as counsel to Federated Exchange Fund, Ltd., a California limited partnership (the "Partnership"), in connection with the transfer of substantially all of the assets of the Partnership to Federated Capital Appreciation Fund (the "Fund"), an investment portfolio of Federated Equity Funds, in exchange solely for capital stock (the "Stock") of the Fund (the "Exchange"). Immediately prior to the Exchange, the general partners of the Partnership (the "General Partners") will redeem their Partnership interests in exchange for a pro rata share of each asset held by the Partnership. Beginning with the date of the Exchange (the "Exchange Date"), the Fund will offer its Stock for sale to the public. The Fund will be authorized to issue an unlimited number of shares of three classes of Stock.

          The Partnership is registered under the Investment Company Act of 1940, as amended, as an open-end diversified management investment company. The


Federated Exchange Fund, Ltd.
October 18, 1995
Page 2

Partnership's General Partners consist of several individual managing general partners and one corporate non-managing general partner. The limited partners (the "Limited Partners," and together with the General Partners, the "Partners") consist of 347 individual limited partners. As a group, the initial General Partners made capital contributions to the Partnership at least equal to one percent of the total capital contributions made by all partners. No Limited Partners have been admitted to the Partnership since its organization in 1976.

          The Partnership has requested our opinion regarding certain federal income tax consequences associated with the Exchange. We have reviewed the Agreement and Plan of Exchange, a draft of the Registration Statement filed on Form N-14 by Federated Equity Funds relating to the issuance of Stock to the Public Investors, and such other documents as we have considered necessary in giving our opinion. In addition, we have, with your permission, assumed the following:

          1. The General Partners hold, in the aggregate, a 1.06% interest in the Partnership. Immediately prior to the Exchange, the Partnership will distribute to each General Partner a pro rata share (based on the General Partner's interest in the net assets of the Partnership) of each asset held by the Partnership in redemption of such General Partner's Partnership interest.

          2. On the Exchange Date, the Partnership will transfer all of its remaining assets to the Fund (the "Assets") in exchange solely for Stock and the Fund's assumption of the Partnership's liabilities.


Federated Exchange Fund, Ltd.
October 18, 1995
Page 3

          3. Immediate following the Exchange, the Partnership will liquidate, and will distribute the Stock to the Limited Partners in proportion to, and in liquidation of, their Partnership interests.

          4. Beginning on the Exchange Date, the Fund will offer its Stock for sale to the public (the "Public Investors"). The Fund has not entered into any binding agreements for the sale of its shares or rights to acquire such shares, and cannot anticipate and does not know the number of shares, if any, that may be sold. If such an offering is made, each Public Investor will acquire its shares either (i) directly from the Fund or (ii) from an underwriter or dealer who is acting as an agent of the Fund. Any new funds obtained through the sale of shares to a Public Investor will be invested promptly in assets that, if held by the Partnership, would satisfy the requirements set forth in paragraph 26 below.

          5. No Stock will be issued for services rendered to or for the benefit of the Fund.

          6.   No Stock will be issued for indebtedness of the Fund.

          7. The Exchange will occur solely as the result of the Partnership's decision to transfer the Assets from the Partnership to the Fund. The Exchange is not the result of the solicitation by any other person.

          8. The Partnership will not retain any rights in the Assets transferred to the Fund.


Federated Exchange Fund, Ltd.
October 18, 1995
Page 4

          9. There is no indebtedness between the Fund and the Partnership and there will be no indebtedness created in favor of the Partnership as a result of the Exchange.

          10. The adjusted basis and fair market value of the Assets to be transferred by the Partnership to the Fund will, in each case, equal or exceed the sum of the liabilities to be assumed by the Fund plus any liabilities to which the Assets are subject.

          11. The liabilities of the Partnership to be assumed by the Fund were incurred in the ordinary course of business and are associated with the assets to be transferred.

          12. The Exchange and the offering of Stock to the Public Investors will occur pursuant to a written plan approved by the Partners prior to the Exchange Date.

          13.  All Assets will be transferred to the Fund on the Exchange Date.

          14. All Stock received by the Partnership in the Exchange will be distributed to the Limited Partners on the Exchange Date.

          15. There is no plan or intention on the part of the Fund to redeem or otherwise reacquire any Stock other than in the normal course of business operations to the extent required by the Investment Company Act of 1940.

          16. The Partnership does not know of any plan or intention on the part of its Partners to sell or to require the redemption of Stock.


Federated Exchange Fund, Ltd.
October 18, 1995
Page 5


          17. At the time of the Exchange, there will be no (i) rights, warrants, subscriptions, or other agreements with respect to the acquisition or disposition of shares of the Fund, or (ii) any plan or intention to sell, exchange, transfer by gift, or otherwise dispose of any shares of the Fund to be received in the Exchange, other than through redemption in the ordinary course of business. Immediately after the Exchange, the Partnership and the Public Investors will own shares in the Fund possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of each other class of stock of the Fund.

          18. The Stock that the Partnership will receive in the Exchange will have a fair market value approximately equal to the fair market value of the Assets, less the amount of liabilities, transferred to the Fund.

          19. The Stock will be issued in one class on the Exchange Date, but additional classes of shares (all of which would be voting stock) may be issued in the future.

          20. The Fund will represent a newly formed entity that will be classified for federal income tax purposes as an association taxable as a corporation. The Fund will qualify as a regulated investment company that is treated as a separate corporation for federal income tax purposes under section 851(h) of the Internal Revenue Code of 1986, as amended (the "Code").

          21. The Fund will remain in existence and will retain and use the Assets transferred to it for investment purposes.


Federated Exchange Fund, Ltd.
October 18, 1995
Page 6


          22. There is no plan or intention by the Fund to dispose of Assets other than in the normal course of its investment activities.

          23. The Partnership and the Fund each will pay its own expenses incurred in connection with the Exchange.

          24. The Partnership is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court, and the Stock received in the Exchange will not be used to satisfy indebtedness of the Partnership.

          25. At all times since the date of organization of the Partnership, the Partnership interests have been either (i) traded on an established securities market or (ii) readily tradable on a secondary market. The Partnership is, and at all times since its organization has been, a publicly traded partnership within the meaning of Code section 7704.

          26. At least 50 percent of the fair market value of the Partnership's Assets consists of stock or securities at least 80 percent of the fair market value of the Assets are and will be held for investment by the Partnership at the time of the Exchange. In addition, not more than 25 percent of the fair market value of the Partnership's adjusted total assets consists of stock and securities of any one issuer, and not more than 50 percent of the fair market value of its adjusted total assets consists of stock or securities of five or fewer issuers. For purposes of the preceding sentence, (i) the Partnership's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and any United States government securities or other


Federated Exchange Fund, Ltd.
October 18, 1995
Page 7

assets that are acquired for purposes of satisfying the foregoing limitations, and (ii) all corporations that are members of the same "controlled group" within the meaning of Code section 1563(a) are treated as a single issuer.

          27. The Partnership has never engaged in any trade or business or undertaken activities other than in its capacity as an investor in its assets. The Partnership holds all its assets as "capital assets" within the meaning of Code section 1221.

          28. All of the assets of the Partnership have at all times consisted of "marketable securities" as such term is defined in Code section 731(c). Substantially all of the assets of the Partnership (by value) have always consisted of (i) money, (ii) stock in a corporation, (iii) notes, bonds, debentures, or other evidences of indebtedness, (iv) interest rate, currency, or equity notional principal contracts, (v) foreign currencies, (vi) interests in or derivative financial instruments (including options, forward or futures contracts, short positions, and similar financial instruments) in any asset described in clauses (i) through (v), or (vi) any combination of the foregoing. None of the Partnership's assets ever has consisted of interests in other partnerships.

          29.  None of the Partners has or will have a negative capital account.

          30. No assets were contributed by the Partners to the Partnership during the five years preceding the Exchange Date.


Federated Exchange Fund, Ltd.
October 18, 1995
Page 8

          31. None of the Partnership's assets will consist of "market discount bonds" as defined in Code section 1276 with respect to which market discount has accrued but has not yet been taken into income by the Partnership.

          32. None of the Partnership's assets constitutes "qualified replacement property" subject to the provisions of Code section 1042(e), which generally relates to sales of stock to employee stock ownership plans.

          Based on the assumptions and facts set forth above, we are of the opinion that, under existing law, for federal income tax purposes:

          (a) The Partnership will recognize no gain or loss on the transfer of the Assets to the Fund solely in exchange for Stock and the Fund's assumption of the Partnership's liabilities.

          (b) The Fund will recognize no gain or loss on the transfer of the Assets to the Fund solely in exchange for Stock and the Fund's assumption of the Partnership's liabilities.

          (c) The Fund's basis in the Assets transferred to the Fund will equal the basis of the Assets in the hands of the Partnership immediately prior to the Exchange.

          (d) The Fund's holding period for the Assets transferred to the Fund will, in each case, include the period during which the Partnership held the Assets.


Federated Exchange Fund, Ltd.
October 18, 1995
Page 9

          (e) The General Partners will recognize no gain or loss on the redemption of their partnership interests in exchange for a pro rata portion of each asset held by the Partnership immediately prior to the Exchange.

          (f) Each General Partner's aggregate basis in the assets distributed to it in redemption of its Partnership interest will equal its adjusted basis in its Partnership interest, after taking into account the reduction in such basis resulting from the General Partner's being relieved of its share of Partnership liabilities.

          (g) Each General Partner's holding period for the assets distributed to it in redemption of its Partnership interest will include the Partnership's holding period.

          (h) The Limited Partners will recognize no gain or loss on the distribution of the Stock to them in exchange for their Partnership interests.

          (i) Each Limited Partner's aggregate basis in the Stock distributed to him will equal his adjusted basis in his Partnership interest, after taking into account the reduction in such basis resulting from the Limited Partner's being relieved of its share of Partnership liabilities.

          (j) Each Limited Partner's holding period for the Stock will include the Partnership's holding period for the Stock, which in turn will include the period for which the Partnership held the Assets. To the extent that the Partnership's holding period for some Assets exceeds one year


Federated Exchange Fund, Ltd.
October 18, 1995
Page 10

     (long-term Assets) and its holding period for other Assets does not exceed one year (short-term Assets), the Limited Partners' holding periods for the Stock will be in part long-term and in part short-term.

          This opinion is limited to the federal income tax matters addressed herein, and we neither express nor imply any other opinion relating to the Exchange, including, but not limited to, the validity of the transfer of the Assets from the Partnership to the Fund and the issuance of the Stock by the Fund to the Partnership and to the Public Investors. This opinion letter is solely for the information and use of the addressee and may not be relied upon for any purpose by any other person without our express written consent.

                                   Very truly yours,